EXHIBIT 99
                                                                      ----------


Contact:  Clement B. Knapp, Jr.                            FOR IMMEDIATE RELEASE
                President
                (219) 836-5870


October 24, 2001

                  AMB FINANCIAL ANNOUNCES THIRD QUARTER RESULTS

Munster, Indiana- AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that earnings per share for the quarter ended September 30, 2001 totaled $164,000, or $.20 per diluted share, compared to net income of $266,000, or $.30 per diluted share reported in last year's third quarter. Annualized returns for the three months ended September 30, 2001 were .47% on average assets and 5.79% on average equity. These compared with returns of .80% on average assets and 9.58% on average equity for the third quarter of 2000.

Net income for the nine months ended September 30, 2001 totaled $582,000, or $.70 per diluted share, compared to net income of $585,000, or $.65 per diluted share for the same period a year ago. The annualized returns on average assets and average equity for the nine months ended September 30, 2001 were .56% and 6.95%, respectively, compared to .60% and 7.09% for the nine months ended September 30, 2000.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.06 per share for the quarter ended September 30, 2001. The dividend will be payable on November 23, 2001 to shareholders of record on November 9, 2001.

Net interest income decreased by $79,000 from a year ago, totaling $799,000 for the quarter ended September 30, 2001 compared to $878,000 for last year's third quarter. Over the past three months, the net interest margin contracted slightly to 2.52% compared to 2.58% for the quarter ended June 30, 2001. In last year's third quarter, the net interest margin was 2.85%. The decline in the net interest margin was primarily due to the loan portfolio repricing downward, due to refinance activity, at a faster pace than the Company's funding costs. The yield on average interest-earning assets decreased 34 basis points to 7.39% over the past three months while the cost of interest-bearing liabilities declined by 29 basis points to 4.99%. The Company expects its net interest margin and interest rate spread to moderate for the remainder of the year as loan refinancings run their course and begin to slow and certificates of deposit and borrowings mature and/or reprice at lower levels.

Non-interest income increased to $262,000 in the current quarter, compared to $216,000 reported in last year's third quarter. Higher fee income from deposit account products of $19,000, including increased ATM fees, increased rental income of $81,000 recorded from leased property at the recently purchased Dyer, Indiana office location, as well as an increase of $12,000 in loan related fees and charges. In addition, the Company also recorded a loss of $9,000 during the third quarter of 2001 as compared to a loss of $22,000 reported in the year ago period, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods which resulted in the reduction of the Company's effective income tax rate. Offsetting these increases in non-interest income was a reported decline in gains from the Company's trading portfolio, which consists of holdings in community bank and thrift stocks. The Company reported an $11,000 loss from both realized and unrealized gains during the current quarter as compared to a $66,000 profit in the year ago period.

Non-interest expense totaled $815,000 in the current quarter, compared to $677,000 reported for the quarter ended September 30, 2000. Compensation and benefits expense increased by $95,000 in the quarter due in part to a reduction in the prior year's expense as a result of management's decision to restructure the Company's ESOP program. That change resulted in reduced benefit expense during the prior year's quarter of $67,000. The remaining increase in staffing costs relate to normal increases in both compensation and benefits. Occupancy and equipment expense increased during the quarter by $29,000 due to higher depreciation and maintenance costs associated with the recent acquisition of the Dyer office location. Data processing costs also increased by $12,000 due in part to an increased number of accounts served as well as increased activity.

Income tax expense decreased to $31,000 in the current quarter from $93,000 in the year ago quarter primarily as a result of decreased earnings. The Company's effective tax rate was lowered during both periods due to the recognition of low-income housing tax credits as discussed above.

Non-performing assets at September 30, 2001 were $1.2 million, or .85% of total assets, compared to $863,000, or .61% of total assets at June 30, 2001 and $1.1 million or .69% of total assets at December 31, 2000. The increase in non-performing loans from June 30, 2001 is attributable to a $455,000 non-residential participation loan which became delinquent in the third quarter of 2001 and is in the process of foreclosure. Management believes that the Company is well secured on this loan and does not anticipate any loss due to this foreclosure action. The Company recorded a provision for loan losses of $51,000 in the current quarter, with net loan recoveries during the quarter totaling $2,000. The Bank's general allowance for loan losses was $736,000 at September 30, 2001, which is equal to 61.8% of total non-performing loans and
 .64% of net loans receivable.

Total assets of the Company decreased to $140.6 million at September 30, 2001, down slightly from the $141.2 million reported at June 30, 2001. Loan activity remained strong with loans receivable increasing by $1.9 million during the most recent three-month period despite accelerated loan prepayment activity due to recent declines in mortgage interest rates. The balance of net loans receivable at September 30, 2001 stood at $114.7 million. Short-term cash investments decreased by $2.6 million during the three month period. Deposit balances increased by $2.0 million in the quarter, totaling $99.1 million at September 30, 2001.

As of September 30, 2001, stockholders' equity in AMB Financial Corp. totaled $11.5 million. The Company did not repurchase any shares of common stock during the most recent three month period, however, year to date the Company has repurchased 70,312 shares of stock at an average price of $9.96 per share. The number of common shares outstanding at September 30, 2001 was 869,163 and the book value per common share outstanding was $13.19. This book value represents a $.95 increase from the $12.24 book value reported at December 31, 2000. The Bank's tangible, core and risk-based capital percentages of 6.78%, 6.78% and 12.32%, respectively, at September 30, 2001 exceeded all regulatory requirements by a significant margin.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond, and Munster, Indiana.

(Two pages of selected financial information are included with this release.)

                                                   AMB FINANCIAL CORP.
                                            SELECTED FINANCIAL CONDITION DATA
                                                      (IN THOUSANDS)

                                                            Sept. 30          Dec. 31
                                                              2001              2000
                                                           (Unaudited)
Total assets                                                 140,646           135,699
Loans receivable, net                                        114,772           112,482
Mortgage-backed securities                                     3,438             3,424
Investment securities and interest bearing deposits            9,493             7,574
Deposits                                                      99,153            89,712
Borrowed money                                                27,596            32,368
Stockholders' equity                                          11,468            11,499



                                                 SELECTED OPERATIONS DATA
                                                      (IN THOUSANDS)
                                                       (UNAUDITED)

                                                                Three Months Ended                Nine Months Ended
                                                                   September 30                      September 30

                                                              2001              2000             2001             2000
                                                           ---------         ---------        ---------        ---------

Total interest income                                      $   2,342             2,380            7,276            6,809
Total interest expense                                         1,543             1,502            4,861            4,265
                                                           ---------         ---------        ---------        ---------
 Net interest income                                             799               878            2,415            2,544
Provision for loan losses                                         51                58              113              109
                                                           ---------         ---------        ---------        ---------
 Net interest income after provision for
 loan losses                                                     748               820            2,302            2,435
                                                           ---------         ---------        ---------        ---------
Non-interest income:
 Gain (loss) on trading securities                               (11)               66              137               41
 Rental Income                                                    81              --                222             --
 Commission Income                                                 8                15               59               30
 Other operating income                                          184               135              515              382
                                                           ---------         ---------        ---------        ---------
 Total non-interest income:                                      262               216              933              453
                                                           ---------         ---------        ---------        ---------
Non-interest expense:
 Staffing cost                                                   398               303            1,185            1,045
 Occupancy and equipment costs                                   118                89              352              273
 Data processing                                                 115               103              336              306
 Other                                                           184               182              625              519
                                                           ---------         ---------        ---------        ---------
  Total non-interest expense                                     815               677            2,498            2,143
                                                           ---------         ---------        ---------        ---------
Net income before income taxes                                   195               359              737              745
                                                           ---------         ---------        ---------        ---------
Provision for federal & state income taxes                        31                93              155              160
                                                           ---------         ---------        ---------        ---------
Net income                                                 $     164               266              582              585
                                                           =========         =========        =========        =========


Earnings per share
  Basic                                                    $    0.20         $    0.30        $    0.72        $    0.65
  Diluted                                                  $    0.20         $    0.30        $    0.70        $    0.65

                                                   AMB FINANCIAL CORP.
                                         SELECTED FINANCIAL RATIOS AND OTHER DATA
                                                       (UNAUDITED)


                                                                Three Months Ended                Nine Months Ended
                                                                   September 30                      September 30

                                                              2001              2000             2001             2000
                                                           ---------         ---------        ---------        ---------
PERFORMANCE RATIOS (ANNUALIZED):
--------------------------------
Return on average assets                                   0.47 %            0.80 %            0.56 %            0.60 %
Return on average equity                                   5.79              9.58              6.95              7.09
Interest rate spread information:
 Average during period                                     2.40              2.63              2.39              2.59
 End of period                                             2.69              2.53              2.69              2.53
Net interest margin                                        2.52              2.85              2.52              2.80
Efficiency ratio                                          76.79             61.85             75.00             71.41
Ratio of operating expense to average total assets         2.36              2.05              2.40              2.22
Ratio of average interest earning assets to average
interest-bearing liabilities:                              1.03x             1.04x             1.03x             1.07x
Weighted average common shares outstanding:
  Basic                                                 808,458           885,102           811,041           893,252
  Diluted                                               830,039           886,310           829,296           898,942


                                                         Sept. 30          Dec. 31
                                                           2001              2000
                                                        (Unaudited)      (Unaudited)
QUALITY RATIOS:
---------------
Non-performing assets to total assets at end of
period                                                     0.85 %            0.69 %
Allowance for loan losses to non-performing
loans                                                     61.80             58.76
Allowance for loan losses to loans receivable, net         0.64              0.49

CAPITAL RATIOS:
---------------
Equity to total assets at end of period                    8.15              8.47
Average equity to average assets                           8.03              8.44

OTHER DATA:
-----------
Number of full service offices                                3                 3